[CBRL GROUP, INC. LOGO]                                        Post Office Box 797
                                                             Lebanon, Tennessee 37088-0787
                                                             Phone 615.443.9869

Investor Contact:             Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:                Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP ANNOUNCES FILING OF REGISTRATION STATEMENT FOR PROPOSED INITIAL PUBLIC OFFERING OF LOGAN’S ROADHOUSE, INC.
Investor Conference Call Scheduled for July 18

LEBANON, Tenn. (July 14, 2006) - CBRL Group, Inc. (Nasdaq:CBRL) today announced that its subsidiary, Logan’s Roadhouse Inc. (“Logan’s) has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) for the initial public offering (the “IPO”) of Logan’s common stock. After the IPO, CBRL Group will have no ownership interest in Logan’s.

The number of shares to be offered and the price range for the IPO have not yet been determined. Wachovia Securities will be the lead manager and the sole book-runner of the IPO. While other underwriters may join the syndicate in the future, those underwriters have not been determined at this time. Copies of the preliminary prospectus, when they become available, may be obtained from Wachovia Securities, 375 Park Avenue, 4th Floor, New York, NY 10152.

In conjunction with the filing, CBRL Group also announced that G. Thomas Vogel has been named President and Chief Executive Officer of Logan’s effective immediately. Vogel had been President and Chief Operating Officer of Logan’s since August 2003.

Also related to the registration process and the need for parallel financial statement audits and reporting of both CBRL Group and Logan’s, CBRL Group announced that it will delay its fourth quarter earnings press release and conference call by one week from Tuesday, September 12, 2006 to Tuesday, September 19, 2006.

CBRL Group will provide an online, real-time webcast of a conference call on Tuesday, July 18, 2006 in which CBRL Group management will discuss the information contained in this news release. The live broadcast will be available to the public online at CBRLGroup.com or earnings.com on July 18, 2006 beginning at 11 a.m. New York time.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About CBRL, Inc. and Logan’s Roadhouse, Inc.
Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 543 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states and 141 company-operated and 25 franchised Logan’s Roadhouse® restaurants in 20 states.

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